Exhibit 10.2 - Employment Agreement for James J. Ennis

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is between Creative Management Group, Inc., a Delaware company (the “Company”) at 5601 Biscayne Blvd. 2nd. Floor, Miami Florida 33137, and James J. Ennis, an individual at 590 Madison Avenue, New York, NY 10022 (the “Employee”).

WITNESSETH:

WHEREAS, it is the desire of the Company to offer the Employee employment with the Company upon the terms and subject to the conditions set forth herein; and

WHEREAS, it is the desire of the Employee to accept the Company’s offer of employment with the Company upon the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the premises and mutual covenants, conditions and agreements contained herein and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound hereby, agree as follows:

1.           Employment.  The Company hereby agrees to employ the Employee and the Employee hereby agrees to be employed by the Company upon the terms and subject to the conditions set forth herein for the period of employment as set forth in Section 2 hereof (the “Period of Employment”).

2.           Term; Period of Employment. Subject to extension or termination as hereinafter provided, the Period of Employment hereunder shall be from January 1, 2008 the date hereof (the “Effective Date”), and through the second anniversary of the Effective Date. Thereafter, the Period of Employment may be extended for successive periods at the option of the Company upon delivery of written notice by the Company to the Employee, subject to acceptance by the Employee, not less than ninety (90) days prior to the expiration of the Period of Employment. The phrase “Period of Employment” as used herein shall, unless otherwise indicated: (a) specifically include any extensions permitted hereunder or provided herein, except as otherwise noted; and (b) be deemed to have terminated as of the date of any notice provided to the Employee or the Company, as applicable, pursuant to Section 9 hereof, notwithstanding the Company’s obligation to pay the Employee pursuant to Subsections 9(b) and 9(c) hereof.

3.           Office and Duties.  During the Period of Employment:

(a)           the Employee shall be employed as Chief Operating Officer to assist the Board of Directors of the Company (the “Board”) in the areas of Acquisitions, Finance, Budgets, Corporate Contracts, monitoring Company SEC Lawyers as mutually agreed and General Administration duties governing this area of expertise.. The Employee shall have the authority, duties and responsibilities reasonably prescribed by the Board in accordance with the Company Agreement, as the same may be adopted and amended from time to time. The Employee will serve on the Company Corporate Policy Committee (the “CPC”).

(b)           the Employee’s office shall: (i)  be located in New York, New York and/or at the Company’s offices in Miami Florida, in the United States, and/or (ii)  be located in the United Kingdom as designated by the Board. The Employee shall report directly to the Chief Executive Officer and Chairman or a committee or representative thereof, as designated by the Board; and

(c)           the Employee shall devote substantially all of his time to the business and affairs of the Company except for vacations, illness or incapacity, as hereinafter set forth. In consideration of his employment hereunder, the Employee agrees that he shall not, directly or indirectly, individually or as a member of any partnership or joint venture, or as an officer, director, employee or agent of any other person, firm, corporation, business organization or other entity, engage in any trade or business activity or pursuit for his own account or for, or on behalf of, any other person, firm, corporation, business organization or other entity, irrespective of whether the same materially competes, conflicts or interferes with that of the Company or the performance of the Employee’s obligations hereunder. Notwithstanding the foregoing, nothing contained herein shall be construed to prevent Employee from: (i) investing in the stock of any corporation which does not compete with the Company, which is listed on a national securities exchange or traded in the over-the-counter market if the Employee does not and will not as a result of such investment own more than five percent (5%) of the stock of such corporation; or (ii) engaging in personal business ventures to which the Employee devotes time outside of the time required to be devoted to the business of the Company hereunder.

The Employee represents and warrants that the Employee is not party to any agreement which provides for his employment with or the rendering of his services to any other individual or entity whatsoever. Further, the Employee represents and warrants that he is not party to any agreement which conflicts with or contradicts any provision hereof or otherwise restricts in any way: (i) his ability to perform his obligations hereunder; or (ii) his right to compete with a previous employer or such employer’s business.

4.           Compensation. In exchange for the services rendered by the Employee pursuant hereto in any capacity during the Period of Employment, including services rendered to the Company or any affiliate, subsidiary or division thereof, the Employee shall be compensated as follows:

(a)           Salary.  The Company shall pay the Employee compensation equal to two hundred thousand dollars ($200,000.00) per annum (the “Annual Salary”) at a rate of sixteen thousand six hundred sixty six dollars and sixty six cents ($16,666.66) per month (each monthly amount, as the same may be increased or decreased from time to time by virtue of the adjustments set forth herein below, shall be defined as the “Monthly Compensation”). Such salary shall be payable as follows: As of January 1, 2008, Employee will receive twelve thousand dollars ($12,000.00) per month as the “Monthly Compensation” up to the closing of the public offering (which the closing of public funding transaction is anticipated in the first quarter of 2008 and subject to SEC Rules, Regulations and approvals on a best efforts basis and not guaranteed by Company) and thereafter at closing of the public offering, 100% of Employee Compensation or sixteen thousand six hundred sixty six dollars and sixty six cents ($16,666,66) per month (each monthly amount, as the same may be increased or decreased  over the “Monthly Compensation”  in accordance with the customary payroll practices of the Company. The Annual Salary of the Employee shall be increased or decreased on the anniversary of the Effective date as the Company board of compensation evaluates the performance of Employee. Thereafter, the Annual Salary shall be reviewed by the Board annually on each anniversary of the Effective Date.

(b)           Bonus and Warrants Employee Plan. The Company may pay the Employee bonuses of up to 30% of Employee salary annually if, in the sole judgment of the Board of Directors, the earnings of the Company and the services of the Employee merit such bonuses. Said bonuses may be paid in cash, stock, warrants or options, at the discretion of the Company. The Company may also provide warrants in an Employee pool to Employee for stock in the Company, as determined by the Board of Directors and Company investment bankers. Employee will, upon signing this agreement, receive an additional 500,000 shares of stock in the company.  Said shares shall carry a restriction against transfer for a period of not less than one year from date of issue.  Employee accepts these 500,000 shares and will abide by all vesting regulations for all Senior Management as may be set or adopted  by the Board of Directors as well as all rules and regulations as may be imposed by the securities laws of the United States or other governmental authority.

(c)           Withholding and Employment Tax. Payment of all compensation hereunder shall be subject to customary withholding tax and other employment taxes as may be required with respect to compensation paid by an employer/corporation to an employee.

5.           Business Expenses.                                           Upon execution hereof the Company shall: (a) pay or reimburse the Employee for all reasonable travel or other expenses incurred by the Employee in connection with the performance of his duties under this Agreement, provided that the same are previously authorized by the Company, in accordance with such procedures as the Company may from time to time establish and as required to preserve any deductions for federal income taxation purposes to which the Company may be entitled; and (b) pay the Employee $200 per month as an automobile allowance and, in addition thereto, reimburse the Employee for all reasonable expenses related to maintenance of such an automobile including but not limited to, ordinary and necessary repairs, registration, insurance and fuel.

6.           Vacation. The Employee shall be entitled to annual vacation in an amount substantially the same as currently being provided by the Company to similarly titled employees.

7.           Death and Disability. In the event of the Employee’s Disability (as hereinafter defined), the Company shall provide the Employee with  the disability insurance benefits as as may be adopted by the “CPC”. In the event of the Employee’s death, the obligation of the Company to make payments pursuant to Section 4 hereof shall cease as of the date of death and the Company shall pay to the estate of the Employee any amount due to the Employee under Sections 4 and 5 which has accrued up to the date of death.

                8.          Other Benefits.  The Employee shall be entitled to participate in fringe benefit, deferred compensation and option plans or programs of the Company, if any, to the extent that his position, tenure, salary, age, health and other qualifications make him eligible to participate, subject to the rules and regulations applicable thereto of the “CPC”. Such additional benefits shall include, but not be limited to, paid sick leave and individual health insurance (all in accordance with the policies of the Company) and professional dues and association memberships. Except as specifically set forth herein, the terms of and participation by the Employee in any deferred compensation plan or program shall be determined by the Company in its sole discretion. The Company shall provide the Employee with indemnification, paying legal fees as authorized by Employee and insurance as stated in the “CPC”.

                 9.           Termination of Employment.  Notwithstanding any other provision of this Agreement, employment hereunder may be terminated:

(a)           by the Company, in the event of the Employee’s death or Disability (as hereinafter defined) or for Just Cause (as hereinafter defined). “Just Cause” shall mean: (i) the Employee’s indictment for, conviction of or the entering into of a plea of guilty to a crime involving a felonious act or acts, including dishonesty, fraud or moral turpitude by the Employee; (ii) the Employee’s willful misconduct, gross negligence or dishonesty in the performance by the Employee of his duties; and (iii) the Employee’s breach of Sections 10 or 11 hereof. The Employee shall be deemed to have a “Disability” for purposes of this Agreement if he is unable to perform, by reason of physical or mental incapacity, a material portion of his duties or obligations under this Agreement for a period of one hundred and fifty (150) consecutive days or a total of one hundred and eighty (180) days, whether consecutive or not, in any 365-day period. The Board shall determine whether and when the Disability of the Employee has occurred or when the Employee shall be subject to a Just Cause determination. Based upon the determination of the Board, the Company shall by written notice to the Employee given within thirty (30) days after discovery of the occurrence of an event or circumstance which constitutes “Just Cause,” specify the event or circumstance giving rise to the Company’s exercise of its right hereunder. Employee has disclosed to Company that Employee filed for bankruptcy protection. Company will not consider this Just Cause or material breach for termination. With respect to Just Cause arising under Section 9(a)(i), the Employee’s employment hereunder shall be deemed terminated as of the date of such notice and, with respect to Just Cause arising under Section 9(a)(ii), the Company shall provide the Employee with thirty (30) days written notice of such violation and the Employee shall be given reasonable opportunity during such thirty (30) day period to cure the subject violation;

(b)           by the Company, other than pursuant to Section 9(a) above, in its sole and absolute discretion, provided that, in such event, the Company shall, as liquidated damages or severance pay, or both, pay the Employee an amount equal to the Employee’s then Monthly Compensation multiplied by the sum of the number of months remaining during the Period of Employment (the "Termination Formula"); or

(c)           by the Employee: (i) upon any material violation of any material provision of this Agreement by the Company, which violation remains unremedied for a period of thirty (30) days after written notice of the same is delivered to the Company by the Employee;

In the event that this Agreement is terminated pursuant to Sections 9(b) or 9(c), the Employee shall be entitled to continue to participate, at the Employee’s expense, per COBRA. in any health insurance plan of the Company then in place for such period as the Employee is entitled to receive severance payment hereunder.

10.           Non-Competition.  In consideration of the Company’s agreement to compensate the Employee as set forth herein, the Employee agrees that, during the Period of Employment and for twelve (12) months following the date of termination:

(a)           the Employee shall not, directly or indirectly, individually or as a member of any partnership or joint venture, or as an officer, director, stockholder, employee or agent of any other person, firm, corporation, business organization or other entity, participate in, engage in, solicit or have any financial or other interest in any activity or any business or other enterprise in any fields which at the time of termination is competitive with the business or is in substantially the same business as the Company or any affiliate, subsidiary or division thereof (unless the Board shall have authorized such activity and the Company shall have consented thereto in writing), as an individual or as a member of any partnership or joint venture, or as an officer, director, stockholder, investor, employee or agent of any other person, firm, corporation, business organization or other entity; and

(b)           the Employee shall not: (i) solicit or induce any employee of the Company to terminate his employment or otherwise leave the Company’s employ or hire any such employee (unless the Board shall have authorized such employment and the Company shall have consented thereto in writing); or (ii) contact or solicit any clients or customers of the Company, either as an individual or as a member of any partnership or joint venture, or as an officer, director, stockholder, investor, employee or agent of any other person, firm, corporation, business organization or other entity.

11.           Confidential Information. The parties hereto recognize that it is fundamental to the business and operation of the Company, its affiliates, subsidiaries and divisions thereof to preserve the specialized knowledge, trade secrets, and confidential information of the foregoing concerning the field of advertising, marketing and sports/entertainment management. The strength and good-will of the Company is derived from the specialized knowledge, trade secrets, and confidential information generated from experience through the activities undertaken by the Company, its affiliates, subsidiaries and divisions thereof. The disclosure of any of such information and the knowledge thereof on the part of competitors would be beneficial to such competitors and detrimental to the Company, its affiliates, subsidiaries and divisions thereof, as would the disclosure of information about the marketing practices, pricing practices, costs, profit margins, design specifications, analytical techniques, concepts, ideas, process developments (whether or not patentable), customer and client agreements, vendor and supplier agreements and similar items or technologies. By reason of his being an employee of the Company, in the course of his employment, the Employee has or shall have access to, and has obtained or shall obtain, specialized knowledge, trade secrets and confidential information such as that described herein about the business and operation of the Company, its affiliates, subsidiaries and divisions thereof. Therefore, the Employee hereby agrees as follows, recognizing and acknowledging that the Company is relying on the following in entering into this Agreement:

(a)           The Employee hereby sells, transfers and assigns to the Company, or to any person or entity designated by the Company, any and all right, title and interest of the Employee in and to all creations, designs, inventions, ideas, disclosures and improvements, whether patented or unpatented, and copyrightable material, made or conceived by the Employee solely or jointly, in whole or in part, during the term hereof (commencing with the date of the Employee’s employment with the Company) which: (i) relate to methods, apparatus, designs, products, processes or devices created, promoted, marketed, distributed, sold, leased, used, developed, relied upon or otherwise provided by the Company or any affiliate, subsidiary or division thereof; or (ii) otherwise relate to or pertain to the business, operations or affairs of the Company or any affiliate, subsidiary or division thereof. Whether during the Period of Employment or thereafter, the Employee shall execute and deliver to the Company such formal transfers and assignments and such other papers and documents as may be required of the Employee to permit the Company or any person or entity designated by the Company to file, enforce and prosecute the patent applications relating to any of the foregoing and, as to copyrightable material, to obtain copyright thereon; and

(b)           Notwithstanding any earlier termination, the Employee shall, except as otherwise required or compelled by law, keep secret and retain in strict confidence, and shall not use, disclose to others, or publish any information, other than information which is in the public domain or becomes publicly available through no wrongful act on the part of the Employee, which information shall be deemed not to be confidential information, relating to the business, operation or other affairs of the Company, its affiliates, subsidiaries and divisions thereof including but not limited to confidential information concerning the design and marketing practices, pricing practices, costs, profit margins, products, methods, guidelines, procedures, engineering designs and standards, design specifications, analytical techniques, technical information, customer, client, vendor or supplier information, employee information, and any and all other confidential information acquired by him in the course of his past or future services for the Company or any affiliate, subsidiary or division thereof. The Employee shall hold as the Company’s property all notes, memoranda, books, records, papers, letters, formulas and other data and all copies thereof and therefrom in any way relating to the business, operation or other affairs of the Company, its affiliates, subsidiaries and divisions thereof whether made by him or otherwise coming into his possession. Upon termination of his employment or upon the demand of the Company, at any time, the Employee shall deliver the same to the Company within five (5) business days of such termination or demand.

12.           Reasonableness of Restrictions. The Employee hereby agrees that the restrictions in this Agreement, including without limitation, those relating to the duration of the provisions hereof and the territory to which such restrictions apply, are necessary and fundamental to the protection of the business and operation of the Company, its affiliates, subsidiaries and divisions thereof and are reasonable and valid.  In addition, the Employee acknowledges that he has agreed to such restrictions voluntarily.

13.           Reformation of Certain Provisions.  In the event that a court of competent jurisdiction determines that the non-compete or the confidentiality provisions hereof are unreasonably broad or otherwise unenforceable because of the length of their respective terms or the breadth of their territorial scope, or for any other reason, the parties hereto agree that such court may reform the terms and/or scope of such covenants so that the same are reasonable and, as reformed, shall be enforceable.

14.           Remedies.  Subject to Section 15 below, in the event of a breach of any of the provisions of this Agreement, the non-breaching party shall provide written notice of such breach to the breaching party. The breaching party shall have thirty (30) days after receipt of such notice in which to cure its breach. If, on the thirty-first (3lst) day after receipt of such notice, the breaching party shall have failed to cure such breach, the non-breaching party thereafter shall be entitled to seek damages. It is acknowledged that this Agreement is of a unique nature and of extraordinary value and of such a character that a breach hereof by the Employee shall result in irreparable damage and injury to the Company for which the Company may not have any adequate remedy at law. Therefore, if on the thirty-first (31st) day after receipt of such notice, the breaching party shall have failed to cure such breach, the non-breaching party shall also be entitled to seek a decree of specific performance against the breaching party, or such other relief by way of restraining order, injunction or otherwise as may be appropriate to ensure compliance with this Agreement. The remedies provided by this section are non-exclusive and the pursuit of such remedies shall not in any way limit any other remedy available to the parties with respect to this Agreement, including, without limitation, any remedy available at law or equity with respect to any anticipatory or threatened breach of the provisions hereof.

15.           Certain Provisions; Specific Performance.  In the event of a breach by the Employee of the non-competition or confidentiality provisions hereof, such breach shall not be subject to any cure provision hereof and the Company shall be entitled to seek immediate injunctive relief and a decree of specific performance against the Employee. Such remedy is non-exclusive and shall be in addition to any other remedy to which the Company or any affiliate, subsidiary or division thereof may be entitled.

16.           Consolidation; Merger; Sale of Assets.  Nothing in this Agreement shall preclude the Company from combining, consolidating or merging with or into, transferring all or substantially all of its assets to, or entering into a partnership or joint venture with, another corporation or other entity, or electing any other kind of corporate combination, provided that, the corporation resulting from or surviving such combination, consolidation or merger, or to which such assets are transferred, or such partnership or joint venture (each a “Successor in Interest”) assumes this Agreement and all obligations and undertakings of the Company hereunder. Upon such a consolidation, merger, transfer of assets or formation of such partnership or joint venture, this Agreement shall inure to the benefit of, be assumed by, and be binding upon such Successor in Interest.  The term “Company,” as used in this Agreement, shall be deemed to include such Successor in Interest and this Agreement shall continue in full force and effect and shall entitle the Employee and his heirs, beneficiaries and representatives to exactly the same compensation, benefits, perquisites, payments and other rights as would have been their entitlement had such combination, consolidation, merger, transfer of assets or formation of such partnership or joint venture not occurred.

17.           Survival.  Sections 10 through 15 shall survive the termination for any reason of this Agreement (whether such termination is by the Company, by the Employee, upon the expiration of this Agreement by its terms or otherwise).

18.           Severability. The provisions of this Agreement shall be considered severable in the event that any of such provisions are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable. Such invalid, void or otherwise unenforceable provisions shall be automatically replaced by other provisions which are valid and enforceable and which are as similar as possible in term and intent to those provisions deemed to be invalid, void or otherwise unenforceable. Notwithstanding the foregoing, the remaining provisions hereof shall remain enforceable to the fullest extent permitted by law.

19.           Entire Agreement; Amendment.  This Agreement contains the entire agreement between the Company and the Employee with respect to the subject matter hereof. This Agreement may not be amended, changed, modified or discharged, nor may any provision hereof be waived, except by an instrument in writing, executed by or on behalf of the party against whom enforcement of any amendment, waiver, change, modification or discharge is sought. No course of conduct or dealing shall be construed to modify, amend or otherwise affect any of the provisions hereof.

20.           Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if physically delivered, delivered by express mail or other expedited service or upon receipt if mailed, postage prepaid, via first class mail as follows:

(a) To the Company:	Creative Management Group, Inc.. 5601 Biscayne Blvd., 2nd Fl. Miami, Florida 33137 Alan Morell, Chief Executive Officer
(b) To the Employee:	James J. Ennis 590 Madison Avenue New York, NY 10022
(c) With an additional copy by like means to each of:	CMG Agency Attn: Legal. 5601 Biscayne Blvd., 2nd Fl Miami, Florida 33137
and/or to such other persons and addresses as any party hereto shall have specified in writing to the other.

21.           Assignability. This Agreement shall not be assignable by the Employee, but shall be binding upon and shall inure to the benefit of his heirs, executors, administrators and legal representatives. This Agreement shall be assignable by the Company to any affiliate, subsidiary or division thereof and to any successor in interest.

22.           Governing Law. This Agreement shall be governed by and construed under the laws of the State of Florida and the parties agree that the courts of the State of Florida shall have exclusive jurisdiction over the parties and subject matter of this agreement and that venue of any proceeding to enforce or interpret this agreement shall lie with the County, Circuit or other courts of Miami-Dade County, Florida , without regard to the principles of conflicts of laws thereof.

23.           Waiver and Further Agreement.  Any waiver of any breach of any terms or conditions of this Agreement shall not operate as a waiver of any other breach of such terms or conditions or any other term or condition hereof nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof. Each of the parties hereto agrees to execute all such further instruments and documents and to take all such further action as the other party may reasonably require in order to effectuate the terms and purposes of this Agreement.

24.           Headings of No Effect.  The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

25.           Indemnification. To the fullest extent allowed, and in the manner provided, by Delaware law, the Company shall indemnify the Employee and hold the Employee harmless from and against any claims arising out of the Employee's performance of his services hereunder as permitted by the Certificate of Formation of the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CREATIVE MANAGEMENT GROUP, INC..

By:	/s/ Alan Morell
Alan Morell, Chief Executive Officer

THE EMPLOYEE

By:	/s/ James J. Ennis
James J. Ennis